Exhibit 10.2

BURLINGTON STORES, INC.

EXECUTIVE CHANGE IN CONTROL SEVERANCE PLAN

Effective May 27, 2025

Article I

PURPOSE

This Burlington Stores, Inc. Executive Change in Control Severance Plan (the “Plan”) provides severance benefits to Eligible Executives upon certain qualifying terminations of employment in connection with a Change in Control (as defined herein) of the Company. The Plan is effective May 27, 2025 (the “Effective Date”).

The Plan is intended (1) to be exempt from Code section 409A, and (2) to be a welfare plan which is unfunded and is maintained by an employer for the purpose of providing benefits for a select group of management or “highly compensated employees” within the meaning of Department of Labor Regulation section 2520.104-24. Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Article II

DEFINED TERMS

Whenever used in the Plan, the following terms shall have the meanings set forth below:

“Board” means the Board of Directors of the Company.

“Cause” means, with respect to an Eligible Executive’s termination of employment, the following: (a) in the case where there is no Individual Agreement in effect between the Company or any of its subsidiaries and the Eligible Executive (or where there is such Individual Agreement but it does not define “cause” (or words of like import)), termination due to an Eligible Executive’s insubordination, dishonesty, fraud, incompetence, moral turpitude, willful misconduct, refusal to perform the Eligible Executive’s duties or responsibilities for any reason other than illness or incapacity or materially unsatisfactory performance of the Eligible Executive’s duties for the Company or any of its subsidiaries, as determined by the Committee in its good faith discretion; or (b) in the case where there is an Individual Agreement in effect between the Company or any of its subsidiaries and the Eligible Executive that defines “cause” (or words of like import), “cause” as defined under such agreement.

“Change in Control” shall be deemed to occur upon the occurrence of any of the following events:

(i)
any “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any Affiliate of them, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company’s then outstanding securities;
(ii)
during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in paragraph (i), (iii), or (iv) hereof or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such term is used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;
(iii)
the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (i) above acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or
(iv)
a complete liquidation or dissolution of the Company or the consummation of a sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale or disposition of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

Notwithstanding the foregoing, an event shall not be considered to be a Change in Control under the Plan unless such event is also a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Action of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” shall mean the Compensation Committee or any other committee of the Board duly authorized by the Board to administer the Plan. .

“Company” shall mean Burlington Stores, Inc.

“Compensation Committee” shall mean the Compensation Committee of the Board.

“Effective Date” shall have the meaning set forth in Article I.

“Eligible Executive” shall have the meaning set forth in Article III.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Good Reason” means the occurrence of any of the following events without the written consent of the Eligible Executive: (a) in the case where there is no Individual Agreement in effect between the Company or any of its subsidiaries and the Eligible Executive (or where there is an Individual Agreement but it does not define “good reason”), (i) a material diminution of the Eligible Executive’s duties or the assignment to the Eligible Executive of duties that are inconsistent in any substantial respect with the position, authority or responsibilities associated with the Eligible Executive’s position, other than any such authorities, duties or responsibilities assigned at any time which are by their nature, or which are identified at the time of assignment, as being temporary or short-term, (ii) the Company’s or a subsidiary’s (as applicable) requiring the Eligible Executive to be based at a location which is fifty (50) or more miles from the Eligible Executive’s principal office location on the date the Eligible Executive commences employment, or (iii) a material diminution of the Eligible Executive’s annual compensation; provided, however, no condition enumerated in the preceding shall be deemed to be “Good Reason” unless within thirty (30) days of the initial existence of such condition, the Eligible Executive shall have given the Company written notice thereof specifically describing the condition giving rise to “Good Reason” and allowing the Company or its subsidiary (as applicable) a period of at least thirty (30) days from the date of receipt of the notice to remedy such condition; or (b) in the case where there is an Individual Agreement in effect between the Company or any of its subsidiaries and the Eligible Executive that defines “good reason,” “good reason” as defined under such agreement. Notwithstanding the foregoing, but subject to any more favorable standard provided under an applicable Individual Agreement, in no event will a condition give rise to “Good Reason” hereunder unless within ten (10) days after the expiration of the period provided in the Eligible Executive’s notice for the Company or subsidiary (as applicable) to remedy said condition but in no event later than one hundred and twenty (120) days after initial existence of said condition, the Eligible Executive shall have actually terminated his or her employment with the Company or subsidiary by giving written notice of resignation for failure of the Company or subsidiary (as applicable) to remedy such condition.

“Individual Agreement” shall mean an employment agreement, consulting agreement, change in control agreement, severance agreement or similar agreement between the Company or any of its subsidiaries an Eligible Executive (excluding any equity award agreement).

“Non-Change in Control Severance Plan” shall mean, collectively, the Burlington Stores, Inc. Executive Severance Plan (Merchandising & Planning) and the Burlington Stores, Inc. Executive Severance Plan, in either case, as amended from time to time.

“Participation Agreement” shall mean the written agreement evidencing participation under this Plan between the Company and the applicable employee.

“Plan” shall mean this Burlington Stores, Inc. Executive Change in Control Severance Plan, as amended from time to time.

“Protection Period” means the twenty-four (24) months following the occurrence of a Change in Control.

“Qualifying Termination” shall mean a Termination of Employment of the Eligible Executive by the Company without Cause or the Eligible Executive’s Termination of Employment for Good Reason, in each case during the Protection Period and on or following the Effective Date of the Plan.

“Restrictive Covenant Agreement” shall mean any written agreement evidencing the restrictive covenants between the Company and the applicable employee.

“Severance Multiple” means (i) 2.5 in the case of the Company’s Chief Executive Officer and (ii) 2 in the case of any other Eligible Executive.

“Target Bonus” means an Eligible Executive’s target annual cash incentive bonus pursuant to any bonus or incentive plan maintained by the Company in respect of the fiscal year in which the Qualifying Termination occurs.

“Termination of Employment” shall mean an individual’s termination of employment with the Company and all of its subsidiaries and affiliates, and to the extent Code section 409A applies to an Eligible Executive’s severance pay benefits, as described in Section 4.2, “Termination of Employment” means a “separation from service” within the meaning of Code section 409A.

Article III

ELIGIBILITY

Each full-time employee of the Company or any of its subsidiaries who (i) is the Chief Executive Officer of the Company, or (ii) has been designated by the Board as an Executive Vice President of the Company or above and, in each case, enters into a Participation Agreement within 30 days of such agreement being delivered to employee, shall be eligible for participation in the Plan and considered an “Eligible Executive.”

Article IV

SEVERANCE BENEFITS
4.1
Entitlement to Benefits

An Eligible Executive who (a) has a Qualifying Termination, (b) has not breached as of the date of the Eligible Executive’s Termination of Employment any covenant or restriction under a Restrictive Covenant Agreement, and (c) signs and does not revoke a separation agreement in accordance with the timeframe established by the Committee, will be entitled to receive benefits under this Article IV; provided that all such steps must be completed within 60 days of the Eligible Executive’s Termination of Employment. Such separation agreement shall contain a release of claims against the Company and its subsidiaries and a reaffirmation of such restrictive covenants under any Restrictive Covenant Agreement. Such separation agreement shall also provide that the benefits under this Article IV shall terminate upon the occurrence of a breach by the Eligible Executive of any restrictive covenant under a Restricitive Covenant Agreement. To the extent that an Eligible Executive becomes entitled to receive severance amounts or benefits under this Plan, the Eligible Executive shall not be entitled to receive severance amounts or benefits under a Non-Change in Control Severance Plan or an Individual Agreement.

4.2
Severance Pay Benefits

Severance pay benefits shall be paid only after satisfaction of the requirements in Section 4.1. An Eligible Executive entitled to benefits under this Article IV will receive a severance pay benefit equal to the sum of Eligible Executive’s annual base salary and Target Bonus on the date of his Termination of Employment multiplied by the Eligible Executive’s Severance Multiple, and such severance pay benefit shall be paid on the sixty-first (61st) date following the date of the Termination of Employment (the “Payment Date”).

4.3
Pro Rata Bonus

An Eligible Executive entitled to severance pay benefits under Section 4.1 will be eligible for an additional payment equal to a “pro rata” portion of the Target Bonus. For purposes of this Section 4.3, the pro rata Target Bonus shall be equal to (i) the Target Bonus multiplied by (ii) the fraction the numerator of which is the actual number of days employed during the fiscal year prior to the Eligible Executive’s Termination of Employment divided by the number of days in such fiscal year (the “Pro rata Bonus”). The Pro rata Bonus contemplated by this Section 4.3 will be paid in a lump sum on the Payment Date.

To the extent unpaid as of the Eligible Executive’s Termination of Employment, an Eligible Executive entitled to severance pay benefits under Section 4.1 will also be entitled to receive the bonus (if any) that would otherwise have been earned by the Eligible Executive under the annual incentive plan of the Company or one of its subsidiaries in which the Eligible Executive participated for the fiscal year prior to the year of his or her Termination of Employment assuming he or she had remained employed through the date bonuses are paid under such plan for that fiscal year. Such bonus (if any) will be paid in a lump sum when the annual bonuses are paid to active employees under the terms of the applicable annual incentive plan.

4.4
Death Benefits

If an Eligible Executive is entitled to severance pay benefits under Sections 4.2 and 4.3 and dies before receiving such amounts, the remaining portion will be paid to the Eligible Executive’s spouse, or, if the Eligible Executive is not married at the time of death, the remainder of the benefits will be paid to the Eligible Executive’s estate.

4.5
Other Benefits

An Eligible Executive entitled to benefits under the Plan will receive continued welfare benefits (including medical, dental, and vision coverage) for the number of years equal to the Eligible Executive’s Severance Multiple. Such welfare benefits will be provided on the same terms and conditions, including contributions required of the Eligible Executive for such benefits, as those which the Eligible Executive was receiving immediately prior to his or her Termination of Employment (the “Subsidized Coverage”). Such coverage will count toward, and run concurrently with the Eligible Executive’s period of COBRA coverage. Accordingly, the Eligible Executive shall be receiving COBRA continuation coverage effectively at the active employee premium contribution rate in effect at the time of the Eligible Executive’s Termination of Employment. In addition, the Committee will provide an Eligible Executive entitled to benefits under the Plan with outplacement assistance for 6 months.

4.6
Effect of Future Employment

An Eligible Executive who becomes employed by another employer while receiving Subsidized Coverage, and is eligible to receive medical, dental and vision coverage from such other employer, will cease to be entitled to the continued Subsidized Coverage as provided in Section 4.5 of this Plan as of the date of his or her eligibility for benefits in such other employer’s plan. All benefits under the Plan will cease if an Eligible Executive becomes re-employed by the Company.

4.7
Section 409A Restrictions

Notwithstanding anything in this Plan to the contrary, in the event any benefit paid to a participant under the Plan constitutes “deferred compensation” for purposes of Section 409A of the Code, all payments to such Eligible Executive shall be paid as provided in this Section 4.7. Section 409A of the Code places certain restrictions on when severance pay benefits may be distributed if the Eligible Executive is considered a “specified employee” under Section 409A of the Code (generally, “specified employees” are the 50 highest-paid U.S. employees of the Company in a given year) and the severance pay benefits are considered “deferred compensation” under Section 409A of the Code. Not all severance pay under this Plan, however, is considered deferred compensation for these purposes.

(a)
Any payments provided under the Plan on or before the 15th day of the third month following the later of: (i) the last day of the calendar year or (ii) the last day of the Company’s fiscal year, containing the date of the Eligible Executive’s “separation from service” (as defined by Section 409A of the Code) (the “Short-Term Deferral Period”), will be treated as a short-term deferral under Treasury Regulation § 1.409A-1(b) (4) and not deferred compensation under Section 409A of the Code.

(b)
If any payments are provided to an Eligible Executive under the Plan after the last day of the Short-Term Deferral Period, then to the extent the total of such payments does not exceed the limit provided under Section 409A of the Code exemption for involuntary separation pay, such payments will be considered separation pay due to involuntary separation from service under Treasury Regulation § 1.409A-1(b) (9)(iii) and not deferred compensation under Section 409A of the Code.
(c)
If the Eligible Executive is entitled to additional payments under the Plan that are not described in subsections (a) or (b) above, and the Eligible Executive is considered a “specified employee” under Section 409A of the Code (as applied according to Company procedures), such payments will not be made until the earlier of (a) the first day of the seventh month following the date of the Eligible Executive’s Termination of Employment, or (b) the Eligible Executive’s death. Any delayed payments will be paid in the aggregate in a lump sum, without interest, on the first day of the seventh month following the date of the Eligible Executive’s Termination of Employment.
(d)
For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Plan is considered a “separate payment.”
4.8
Restrictions and Recoupment
(a)
Clawback. An Eligible Executive’s rights with respect to any benefit hereunder shall in all events be subject to (i) any right that the Company may have under any Company recoupment policy or other agreement or arrangement with a participant, or (ii) any right or obligation that the Company may have regarding the clawback of “incentive-based compensation” under Section 10D of the Exchange Act and any applicable rules and regulations promulgated thereunder from time to time by the U.S. Securities and Exchange Commission.
(b)
Coordination of Benefits. Notwithstanding anything set forth herein to the contrary, to the extent that any severance payable under an Individual Agreement or other plan or agreement covering an Eligible Executive as of the date such Eligible Executive becomes eligible to participate in this Plan constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the portion of the benefits payable hereunder equal to such other amount shall instead be provided in the form set forth in such other plan or agreement. Further, to the extent, if any, that provisions of this Plan affect the time or form of payment of any amount which constitutes deferred compensation under Section 409A of the Code, then to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, if a Change in Control does not constitute a change in control event within the meaning of Section 409A of the Code, the time and form (but not the amount) of payment shall be the time and form that would have been applicable in absence of a Change in Control. In the event that the Company or a subsidiary thereof is obligated by law or contract to pay an Eligible Employee other severance pay, a termination indemnity, notice pay, or the like, or if the Company or a subsidiary thereof is obligated by law to provide advance notice of separation (“Other Severance”), then the amounts of the otherwise payable under this Plan to such Eligible Executive shall be reduced by the amount of any such Other Severance actually paid to the Eligible Executive (but not below zero).

Article V

ADMINISTRATION OF THE PLAN
5.1
General Administration

The Committee shall be responsible for the operation and administration of the Plan and for carrying out the provisions hereof. The Committee shall have the full authority and discretion to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions, including interpretations of this Plan, as may arise in connection with this Plan. Any such action taken by the Committee shall be final and conclusive on any party. To the extent the Committee has been granted discretionary authority under the Plan, the Committee’s prior exercise of such authority shall not obligate it to exercise its authority in a like fashion thereafter. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, controller, counsel or other person employed or engaged by the Company with respect to the Plan. The Committee may, from time to time, employ agents and delegate to such agents, including employees of the Company, such administrative or other duties as it sees fit.

5.2
Claims for Benefits
(a)
Filing a Claim. An Eligible Executive or his or her authorized representative may file a claim for benefits under the Plan. Any claim must be in writing and submitted to the Company’s Executive Vice President — Chief Human Resources Officer at the Company’s corporate headquarters office. Claimants will be notified in writing of approved claims, which will be processed as claimed. A claim is considered approved only if its approval is communicated in writing to a claimant.
(b)
Denial of Claim. In the case of the denial of a claim respecting benefits paid or payable with respect to an Eligible Executive, a written notice will be furnished to the claimant within 90 days of the date on which the claim is received by the Company’s Executive Vice President — Chief Human Resources Officer. If special circumstances (such as for a hearing) require a longer period, the claimant will be notified in writing, prior to the expiration of the 90-day period, of the reasons for an extension of time; provided, however, that no extensions will be permitted beyond 90 days after the expiration of the initial 90-day period.
(c)
Reasons for Denial. A denial or partial denial of a claim will be dated and will clearly set forth:
(i)
the specific reason or reasons for the denial;
(ii)
specific reference to pertinent Plan provisions on which the denial is based;
(iii)
a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)
an explanation of the procedure for review of the denied or partially denied claim set forth below, including the claimant’s right to bring a legal action under ERISA section 502(a) following an adverse benefit determination on review, including an action for binding arbitration under Section 7.3.
(d)
Review of Denial. Upon denial of a claim, in whole or in part, a claimant or his duly authorized representative will have the right to submit a written request to the Committee for a full and fair review of the denied claim by filing a written notice of appeal with the Committee within 60 days of the receipt by the claimant of written notice of the denial of the claim. A claimant or the claimant’s authorized representative will have, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits and may submit issues and comments in writing. The review will take into account all comments, documents, records, and other information submitted by the claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

If the claimant fails to file a request for review within 60 days of the denial notification, the claim will be deemed abandoned and the claimant precluded from reasserting it. If the claimant does file a request for review, his request must include a description of the issues and evidence he deems relevant. Failure to raise issues or present evidence on review will preclude those issues or evidence from being presented in any subsequent proceeding or review of the claim.

(e)
Decision Upon Review. The Committee will provide a prompt written decision on review. If the claim is denied on review, the decision shall set forth:
(i)
the specific reason or reasons for the adverse determination;
(ii)
specific reference to pertinent Plan provisions on which the adverse determination is based;
(iii)
a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claimant’s claim for benefits; and
(iv)
a statement describing any voluntary appeal procedures offered by the Plan and the claimant’s right to obtain the information about such procedures, as well as a statement of the claimant’s right to bring a legal action under ERISA section 502(a), including an action for binding arbitration under Section 7.3.

A decision will be rendered no more than 60 days after the Committee’s receipt of the request for review, except that such period may be extended for an additional 60 days if the Committee determines that special circumstances (such as for a hearing) require such extension. If an extension of time is required, written notice of the extension will be furnished to the claimant before the end of the initial 60-day period.

(f)
Limitations Period. Any legal action initiated by a claimant under the Plan must be brought by the claimant no later than one year following a final decision on the claim for benefits by the Committee. The one-year limitation on legal action for benefits will apply in any forum where a claimant initiates such legal action.
5.3
Indemnification

To the extent not covered by insurance, the Company shall indemnify the Committee, each employee, officer, director, and agent of the Company, and all persons formerly serving in such capacities, against any and all liabilities or expenses, including all legal fees relating thereto, arising in connection with the exercise of their duties and responsibilities with respect to the Plan; provided, however, that the Company shall not indemnify any person for liabilities or expenses due to that person’s own gross negligence or willful misconduct.

Article VI

TERMINATION AND AMENDMENT OF PLAN
6.1
Termination of Plan

The Board or the Compensation Committee may terminate the Plan at any time, without prior notice; provided, however, in the event of a Change in Control, neither the Company nor any successor pursuant to Section 6.3, shall have the right to terminate the Plan during the two-year period following such Change in Control. Upon termination of the Plan, except with respect to benefits due resulting from a Termination of Employment prior to such Plan termination, all rights to benefits hereunder, if any, shall cease. Any separation agreement executed by an Eligible Executive under Section 4.1 shall survive the Plan’s termination.

6.2
Amendment of Plan

The severance benefits provided for in the Plan are not vested benefits. Accordingly, the Company reserves the right in its sole and absolute discretion, to amend or modify the Plan at any time, in whole or in part, including any or all of the provisions of the Plan, by action of its Board of Directors or the Compensation Committee, in its sole discretion, without prior notice; provided, however, in the event of a Change in Control, neither the Company nor any successor pursuant to Section 6.3, shall have the right to amend the Plan during the two-year period following such Change in Control in a manner that would impair the benefits available under the Plan as of the Change in Control.

6.3
Successors to the Company

The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if such succession had not taken place.

Article VII

MISCELLANEOUS
7.1
Funding

The benefits provided herein shall be funded by the Company’s general assets. The Plan shall constitute an unfunded mechanism for the Company to pay Plan benefits to Eligible Executives determined to be entitled to payments hereunder. No fund or trust is created with respect to the Plan, and no Eligible Executive shall have any security or other interest in the assets of the Company.

7.2
No Contract of Employment

The Plan does not constitute or imply the existence of an employment contract between the Company or any affiliate and any Eligible Executive. Employment with the Company is “at will,” unless an employment contract in fact exists.

7.3
Section 280G
(a)
Treatment of Payments. Notwithstanding any other provision of the Plan to the contrary, in the event that any payment or benefit received or to be received by the Eligible Executive (including any payment or benefit received in connection with a Change in Control or the termination of the Eligible Executive’s employment, whether pursuant to the terms of the Plan or any other plan, arrangement or agreement) (all such payments and benefits, including the severance benefits payable hereunder, being hereinafter referred to as the “Total Payments”) would be subject (in whole or part), to the Excise Tax, then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the severance benefits payable hereunder shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Eligible Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).
(b)
Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 7.3(a), the Total Payments shall be reduced in the following order: (i) payments that are payable in cash the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1, Q&A 24(a) shall be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity the full amount of which are treated as parachute payments under Treasury Regulation Section 1.280G-1,

Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, shall next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24), shall next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) shall be next reduced pro-rata.
(c)
Additional Payments. If the Eligible Executive receives reduced payments and benefits by reason of this Section 7.3 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Eligible Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Eligible Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable.
7.4
Governing Law and Forum Selection

To the extent not governed by federal law, the Plan shall be interpreted under the laws of the State of Delaware notwithstanding any conflict of law principles. Eligible Executive agrees that any dispute, controversy or claim arising out of or related to this Plan, including the validity of this arbitration clause, or any breach of this Plan shall be submitted to and decided by binding arbitration. Arbitration shall be conducted in accordance with the American Arbitration Association’s Employment Arbitration Rules then in effect, as modified by the Company’s Early Dispute Resolution Program Rules and Procedures (STEPS) then in effect. Any arbitral award determination shall be final and binding upon the parties and may be entered as a judgment in a court of competent jurisdiction.

7.5
Severability

In the event any provision of the Plan shall be held invalid or illegal for any reason, any illegality or invalidity shall not affect the remaining parts of the Plan, but the Plan shall be construed and enforced as if the illegal or invalid provision had never been inserted.

7.6
Words and Headings

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

IN WITNESS WHEREOF, Burlington Stores, Inc. has caused this Plan to be executed by its duly authorized officer this 27th day of May, 2025.

BURLINGTON STORES, INC.

By: /s/ Matt Pasch____
Name: Matt Pasch
Title: EVP and Chief Human Resources Officer